Mail Stop 0306


April 8, 2005


Via Facsimile and U.S. Mail

Mr. Wilbur G. Stover, Jr.
Chief Financial Officer
Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632

	Re: 	Micron Technology, Inc.
		Form 10-K for the fiscal year ended September 2, 2004
      SEC File No. 1-10658


Dear Mr. Stover:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin James
							Senior Assistant Chief
Accountant


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Mr. Wilbur G. Stover, Jr.
Micron Technology, Inc.
February 18, 2005
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